Exhibit 99.3

Calidi Biotherapeutics Announces Closing of $6.0 Million Underwritten Public Offering and Full Exercise of Underwriters’ Over-Allotment Option

$12 Million of Tranche Warrants Potential Financing Within One Year From Closing

SAN DIEGO, March 09, 2026 (GLOBE NEWSWIRE) — Calidi Biotherapeutics, Inc. (NYSE AMERICAN: CLDI) (“Calidi” or the “Company”), a biotechnology company pioneering the development of targeted genetic medicines, today announced the closing of its previously announced underwritten public offering and the exercise in full of the underwriters’ over-allotment option for gross proceeds of approximately $6.0 million, prior to deducting underwriting commissions and offering expenses.

In connection with the offering, the Company sold 12,094,631 shares of common stock (or pre-funded warrants in lieu thereof) Series J warrants to purchase 12,094,631 shares of common stock, Series K warrants to purchase 12,094,631 shares of common stock, and Series L warrants to purchase 12,094,631 shares of common stock, including the full exercise of the underwriter’s option to purchase 1,575,000 shares of common stock and accompanying warrants..

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager for the offering.

The securities described above were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-284229), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 7, 2025 and the related registration statement filed under Rule 462(b) of the Securities Act of 1933, as amended, which became automatically effective upon filing. A final prospectus supplement was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

The Series J warrant has an initial exercise price of $0.50 per share, is exercisable upon issuance, and has a term expiring five years from issuance. The Series K warrant has an initial exercise price of $0.50 per share, is exercisable upon issuance, and has a term expiring one year from issuance. The Series L warrant has an initial exercise price of $0.50 per share, is exercisable upon issuance, and has a term expiring six months from issuance. The warrants issued in this offering each include a reset of the exercise price on two separate occasions: (i) on the forty-fifth (45th) calendar day following the date of issuance and (ii) the sixth (6th) trading day immediately following the date on which a reverse stock split is approved and deemed effective during the fiscal year ended December 31, 2026.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The company’s proprietary Redtail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the Redtail platform including its novel approach to incorporate BiTEs in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 31, 2025, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For Investors:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com